Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

~ Pro Forma FFO of $1.04 per Share on a Fully Diluted Basis for the Year ~

~ FFO of $0.26 per Share on a Fully Diluted Basis for the Quarter ~

~ Completed $171 Million of Accretive Acquisitions ~

WASHINGTON, D.C. – March 2, 2016 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter and full year ended December 31, 2015.

Highlights for the Quarter Ended December 31, 2015:

•	Acquisition of two Drug Enforcement Administration (DEA) laboratories in Pleasanton, CA and Dallas, TX, a Federal Bureau of Investigation (FBI) field office in Richmond, VA and a U.S. Citizenship and Immigration Services (USCIS) property in Lincoln, NE

•	Funds From Operations of $10.3 million, or $0.26 per share on a fully diluted basis

•	Cash Available for Distribution of $8.8 million, or $0.22 per share on a fully diluted basis

•	Portfolio occupancy at 100%

Highlights for the Pro Forma Year Ended December 31, 2015:

•	Completed seven accretive acquisitions with an aggregate purchase price of $170.9 million since the IPO

•	Raised $297.1 million in net proceeds in the IPO and concurrent private placement

•	Entered into a $400 million unsecured revolving credit facility with a $250 million accordion feature. Leverage at year end was 25.2% on the basis of net debt to total enterprise value

•	Pro Forma Funds From Operations of $41.1 million, or $1.04 per share on a fully diluted basis

•	Pro Forma Cash Available for Distribution of $35.2 million, or $0.89 per share on a fully diluted basis

“We are pleased to have completed our first calendar year as a public company with very strong fourth quarter and full year results,” said William C. Trimble III, President and Chief Executive Officer of Easterly Government Properties, Inc. “In 2015 we exceeded our acquisition goals with the purchase of seven class A, mission-critical properties for a combined purchase price of $171 million and we are off to a great start in 2016. We believe our disciplined investment approach will continue to serve us well in diversifying our portfolio and our management team looks forward to continuing to deliver strong earnings growth to our shareholders.”

Financial Results for the Quarter Ended December 31, 2015

Funds From Operations (FFO) was $10.3 million, or $0.26 per share on a fully diluted basis for the three months ended December 31, 2015

Funds From Operations, as Adjusted was $10.7 million, or $0.27 per share on a fully diluted basis for the three months ended December 31, 2015

Cash Available for Distribution (CAD) was $8.8 million, or $0.22 per share on a fully diluted basis for the three months ended December 31, 2015

Net income was $0.2 million, or $0.00 per share on a fully diluted basis for the three months ended December 31, 2015

Pro Forma Financial Results for the Full Year Ended December 31, 2015

Pro Forma Funds From Operations (FFO) was $41.1 million, or $1.04 per share on a fully diluted basis for the twelve months ended December 31, 2015

Pro Forma Funds From Operations, as Adjusted was $39.8 million, or $1.00 per share on a fully diluted basis for the twelve months ended December 31, 2015

Pro Forma Cash Available for Distribution (CAD) was $35.2 million, or $0.89 per share on a fully diluted basis for the twelve months ended December 31, 2015

Pro Forma Net income was $3.5 million, or $0.09 per share on a fully diluted basis for the twelve months ended December 31, 2015

The Company’s pro forma financial results for the twelve months ended December 31, 2015 (1) removes the impact of one-time, non-recurring expenses related to the Company’s initial public offering, including legal and accounting fees and new entity formation costs, for the period from February 11, 2015 (the date of the closing of the Company’s initial public offering) to December 31, 2015 and (2) reflects a full quarter of operations for the period from January 1, 2015 to March 31, 2015 on a pro forma basis based on the financial results of the 49 days of operations between February 11, 2015 and March 31, 2015.

“Easterly is very well positioned to continue to execute on our strategy, with balance sheet capacity to harvest acquisition opportunities. Our portfolio, with over 96% of revenue backed by the full faith and credit of the U.S. Government, serves as a very strong foundation to deliver continued, attractive risk adjusted returns to shareholders,” said Darrell Crate, Chairman of Easterly Government Properties, Inc. “We believe our platform is designed to combine acquisition opportunities and capital allocation discipline to drive strong compounding returns for shareholders going forward.”

Portfolio Operations

As of December 31, 2015, the Company wholly owned 36 properties in the United States, encompassing approximately 2.6 million square feet in the aggregate, including 33 properties that were leased primarily to U.S. Government tenant agencies and three properties that were entirely leased to private tenants. As of December 31, 2015, the portfolio had an average age of 12 years, was 100% occupied, and had a weighted average remaining lease term of seven years. With less than seven percent of leases, based on square footage and total annualized lease income, scheduled to expire before 2018, Easterly expects to continue to provide a highly visible and stable cash-flow stream.

Acquisitions

From the time of its initial public offering, through the end of 2015, the Company has acquired seven properties and driven Pro Forma Cash NOI to a run-rate annualized level of approximately $59.5 million.

On April 1, 2015, Easterly acquired the Department of Energy (DOE) building in Lakewood, Colorado. The 115,650-square foot building serves as the headquarters for the DOE’s Western Area Power Administration (WAPA) and represents the Company’s second asset in Lakewood, Colorado. The Class A facility is 100% occupied by WAPA and leased to the General Services Administration (GSA) until 2029.

On June 17, 2015 Easterly acquired the Thad Cochran U.S. Bankruptcy Courthouse in Aberdeen, Mississippi. The Company believes the 46,979-square foot building is state of the art for court functionality and security and fully compliant with the Judiciary’s needs. The property is leased to the GSA with 9.5 years remaining on an initial 20-year lease.

On September 11, 2015 Easterly acquired the 52,881-square foot Immigration and Customs Enforcement (ICE) building, in the Otay Mesa community of San Diego. The ICE - Otay building is adjacent to the Easterly-owned DEA - Otay building and located less than one half mile from the Otay Mesa Land Port of Entry, the busiest truck crossing on the California/Mexico border.

On October 21, 2015 Easterly acquired the 42,480-square foot Drug Enforcement Administration (DEA) laboratory, in Pleasanton, CA. The Pleasanton western regional laboratory is the newest lab in the DEA portfolio and provides services to DEA divisions in the northwestern U.S. The property was built in 2015 and is leased to the GSA for a 20-year term.

On November 12, 2015 Easterly acquired the U.S. Citizenship and Immigration Services (USCIS) property in Lincoln, NE. The 137,671-square foot building is part of the USCIS Nebraska Service Center, one of four national USCIS service centers across the country. The property was built-to-suit in 2005 and is currently 100% leased to the GSA with 4.7 years remaining on an initial 15-year lease.

On December 1, 2015 Easterly acquired the Drug Enforcement Administration (DEA) regional laboratory in Dallas, TX. The 49,723-square foot building is located in a three-property federal enclave including an FBI field office and Easterly’s DEA - Dallas field division office property. The third built-to-suit DEA laboratory in Easterly’s portfolio, the DEA - Dallas Lab was built in 2001 and is leased to the GSA with six years remaining on an initial 20-year lease.

On December 7, 2015 Easterly acquired a 96,607-square foot Federal Bureau of Investigation (FBI) field office in Richmond, VA. The FBI - Richmond property is one of 56 field offices of the FBI, serves as the regional headquarters, and is responsible for the oversight of six FBI resident agencies located throughout the state of Virginia. Built in 2001, FBI - Richmond is leased to the GSA with five years remaining on an initial 20-year lease.

Balance Sheet

Easterly believes that its strong balance sheet and borrowing ability under its unsecured revolving credit facility provides ample capacity to pursue and fund its growth plan. As of December 31, 2015, the Company had total indebtedness of $237.7 million comprised of $154.4 million on its unsecured revolving credit facility and $83.2 million of mortgage debt (excluding unamortized premiums and discounts). At December 31, 2015, Easterly had net debt to total enterprise value of 25.2% and a net debt to annualized quarterly EBITDA ratio of 4.8x. Easterly’s outstanding debt had a weighted average maturity of six years and a weighted average interest rate of 2.4%. The Company also had approximately $245.6 million of remaining capacity on its $400 million revolver, before consideration for the facility’s $250 million accordion feature.

Dividend

On February 26, 2016 the Board of Directors of Easterly approved a cash dividend for the fourth quarter of 2015 in the amount of $0.22 per common share. The dividend will be payable March 25, 2016 to shareholders of record on March 10, 2016.

Subsequent Events

On February 17, 2016 the Company acquired a 71,100 square foot property located in Albuquerque, New Mexico. The building was constructed in 2011 and is 100% leased to the GSA and occupied by Immigration and Customs Enforcement (ICE) under a 15-year lease that expires in January 2027.

The addition of the ICE - Albuquerque property is anticipated to bring Pro Forma Cash NOI to a run-rate annualized level of approximately $62 million.

Outlook for 2016 – Including Potential Future Acquisitions

The Company is raising its expectations for 2016 FFO per share on a fully diluted basis from a range of $1.14 to $1.18 to a range of $1.19 to $1.23.

Outlook for the 12 Months Ending December 31, 2016

	Low	High
Net income (loss) per share – fully diluted basis	$0.09	$0.13
Plus: real estate depreciation and amortization	$1.10	$1.10
FFO per share – fully diluted basis	$1.19	$1.23

This guidance assumes $75 million of acquisitions in 2016, including the recently announced ICE - Albuquerque acquisition, spread evenly throughout the year. This guidance does not contemplate dispositions or additional capital markets activities. This guidance is forward-looking and reflects management’s view of current and future market conditions. The Company’s actual results may differ materially from this guidance.

Non-GAAP Supplemental Financial Measures

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current NAREIT definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items and nonrecurring expenditures. CAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not indicative of operating income or cash provided by operating activities as determined under GAAP. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is generally defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts Funds From Operations (FFO) to present an alternative measure of our operating performance that we believe is useful to shareholders and potential investors, which, when applicable, excludes the impact of acquisition costs, straight-line rent, above-/below-market leases, non-cash interest and non-cash compensation. In the future, we may also exclude other items from FFO, as Adjusted that we believe may help investors compare our results. Because all companies do not calculate FFO, as Adjusted in the same way, the presentation of FFO, as Adjusted may not be comparable to similarly titled measures of other companies.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all restricted stock units, and the exchange of all earned and outstanding LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

Conference Call Information

The Company will host a webcast and conference call at 10:00 a.m. Eastern Standard time on March 2, 2016 to review the fourth quarter and full year 2015 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website. A replay of the conference call will be available through March 16, 2016 by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 13628736. Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased primarily through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Alison M. Bernard

Chief Financial Officer

202-971-9867

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; decreased rental rates or increased vacancy rates; loss of key personnel; general volatility of the capital and credit markets and the market price of our common stock; the risk that the market price of our common stock may be negatively impacted by increased selling activity following the liquidation of certain private investment funds that contributed assets in our initial public offering; the risk we may lose one or more major tenants; failure of acquisitions or development projects to yield anticipated results; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2015, to be filed with the Securities and Exchange Commission on or about March 2, 2016. In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership. We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands)

December 31, 2015
Assets
Real estate properties, net	$772,007
Cash and cash equivalents	8,176
Restricted cash	1,736
Rents receivable	6,347
Accounts receivable	2,920
Deferred financing, net	2,767
Intangible assets, net	116,585
Prepaid expenses and other assets	1,509

Total assets	$912,047

Liabilities
Revolving credit facility	154,417
Mortgage notes payable	83,785
Intangible liabilities, net	44,605
Accounts payable and accrued liabilities	9,346

Total liabilities	292,153

Equity
Common stock, par value $0.01, 200,000,000 shares authorized, 24,168,379 shares issued and outstanding	241
Additional paid-in capital	391,767
Retained (deficit)	(1,694)
Cumulative dividends	(13,051)

Total stockholders’ equity	377,263

Non-controlling interest in operating partnership	242,631

Total equity	619,894

Total liabilities and equity	$912,047

Income Statement

(Unaudited, in thousands, except share and per share data)

	Year ended December 31, 2015	Less: Predecessor 1/1/15 - 2/10/15	Less: One time charges related to offering	Easterly Government Properties Inc. 2/11/15 - 12/31/15	Pro forma year ended December 31, 2015
Revenues
Rental income	$64,942	$—	$—	$64,942	$72,728
Tenant reimbursements	6,233	—	—	6,233	6,883
Other income	203	—	—	203	212

Total revenues	71,378	—	—	71,378	79,823

Operating Expenses
Property operating	13,340	—	45	13,295	14,743
Real estate taxes	6,983	—	—	6,983	7,786
Depreciation and amortization	33,561	—	—	33,561	37,662
Acquisition costs	2,887	—	1,262	1,625	1,670
Formation expenses	1,666	—	1,666	—	—
Corporate general and administrative	8,817	384	291	8,142	8,941
Fund general and administrative	75	75	—	—	—

Total expenses	67,329	459	3,264	63,606	70,802

Operating income	4,049	(459)	(3,264)	7,772	9,021

Other (expenses)
Interest expense, net	(4,972)	—	—	(4,972)	(5,559)
Net unrealized (loss) on investments	(5,122)	(5,122)	—	—

Net income (loss)	(6,045)	(5,581)	(3,264)	2,800	3,462
Non-controlling interest in operating partnership	4,351	4,169	1,277	(1,095)	(1,355)

Net income (loss) available to Easterly Government Properties, Inc.	$(1,694)	$(1,412)	$(1,987)	$1,705	$2,107

Net income (loss) available to Easterly Government Properties, Inc. per share:
Basic	$(0.08)

Diluted	$(0.08)

Weighted-average common shares outstanding:
Basic	21,430,016
Diluted	21,430,016
Net income, per share - fully diluted basis				$0.07	$0.09

Weighted average common shares outstanding - fully diluted basis				39,702,096	39,701,784

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share data)

	Three months ended December 31, 2015	Pro forma year ended December 31, 2015
Net income	$173	$3,462
Depreciation and amortization	10,166	37,662
Interest expense	1,610	5,559

EBITDA	$11,949	$46,683

Net income	$173	$3,462
Depreciation and amortization	10,166	37,662

Funds From Operations (FFO)	$10,339	$41,124

Adjustments to FFO:
Acquisition costs	1,017	1,670
Straight-line rent	(52)	(249)
Above-/below-market leases	(1,507)	(5,431)
Non-cash interest expense	194	762
Non-cash compensation	692	1,913

Funds From Operations, as Adjusted	$10,683	$39,789

FFO, per share - fully diluted basis	$0.26	$1.04

FFO, as Adjusted, per share - fully diluted basis	$0.27	$1.00

Funds From Operations, as Adjusted	$10,683	$39,789
Acquisition costs	(1,017)	(1,670)
Principal amortization	(650)	(2,442)
Maintenance capital expenditures	(98)	(373)
Contractual tenant improvements	(85)	(135)

Cash Available for Distribution (CAD)	$8,833	$35,169

CAD, per share - fully diluted basis	$0.22	$0.89

Weighted average common shares outstanding - fully diluted basis	39,709,101	39,701,784